STRYKER REPORTS SECOND QUARTER 2012 RESULTS

•	Sales of $2.1 billion, growth of 2.9%

•	Adjusted diluted net earnings per share(1) of $0.98, growth of 8.9%

Kalamazoo, Michigan - July 18, 2012 - Stryker Corporation (NYSE:SYK) reported operating results for the second quarter of 2012 with net sales of $2.1 billion, up 2.9% and adjusted diluted net earnings per share(1) of $0.98, an increase of 8.9%.

“Leveraging the strength of our broad based product offering, our Q2 revenues increased 3% as reported and 5% in constant currency. Through solid sales growth coupled with margin expansion we delivered adjusted per share earnings growth of 9%," commented Curt R. Hartman, Interim Chief Executive Officer and Vice President and Chief Financial Officer. "We remain on track to deliver on our financial commitments for 2012 which include 2% to 5% growth excluding the impact of acquisitions and currency and double-digit adjusted per share earnings growth."

Sales Analysis
Consolidated net sales of $2.1 billion increased 2.9% in the quarter over the prior year, as reported, and 5.0% in constant currency. Net sales in the quarter grew by 4.4% due to increased unit volume and changes in product mix and 2.2% as a result of acquisitions. These increases were partially offset by an unfavorable impact of 1.6% due to changes in price and 2.0% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, net sales increased 2.7% in constant currency over the prior year.
Reconstructive net sales of $927 million increased 1.2% in the quarter over the prior year, as reported, and 3.5% in constant currency. Net sales in the quarter grew by 4.0% due to increased unit volume and changes in product mix and 1.9% as a result of acquisitions. These increases were partially offset by an unfavorable impact of 2.4% due to changes in price and 2.3% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Reconstructive net sales increased 1.6% in constant currency over the prior year.

MedSurg net sales of $786 million increased 1.7% in the quarter over the prior year, as reported, and 3.3% in constant currency. Net sales in the quarter grew by 3.0% due to increased unit volume and changes in product mix and 0.3% as a result of acquisitions. These increases were partially offset by an unfavorable impact of 0.1% due to changes in price and 1.6% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, MedSurg net sales increased 3.0% in constant currency over the prior year.

Neurotechnology and Spine net sales of $393 million increased 10.1% in the quarter over the prior year, as reported, and 12.4% in constant currency. Net sales in the quarter grew by 8.2% due to increased unit volume and changes in product mix and 7.2% as a result of acquisitions. These increases were partially offset by an unfavorable impact of 3.0% due to changes in price and 2.2% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Neurotechnology and Spine net sales increased 5.2% in constant currency over the prior year.

Earnings Analysis

Reported net earnings in the quarter include restructuring and related charges of $12 million (net of taxes), and acquisition and integration related charges of $5 million (net of taxes) related to acquisitions completed in 2011, including integration related costs and additional cost of sales for inventory sold in the quarter that was “stepped up” to fair value. As previously disclosed, we also recorded a non-tax deductible charge of $33 million in the quarter for a United States Department of Justice matter related to sales and marketing of our OtisKnee device. These charges reduced reported gross profit margin from 68.2% to 68.1% and reported operating income margin from 24.1% to 21.1%.

Excluding the charges described above, adjusted net earnings(2) of $375 million increased 6.2% in the quarter over the prior year. Adjusted diluted net earnings per share(1) of $0.98 increased 8.9% in the quarter over the prior year.

Net earnings of $325 million increased 4.8% in the quarter over the prior year. Diluted net earnings per share of $0.85 increased 7.6% in the quarter over the prior year.

During the quarter, Stryker repurchased approximately 0.7 million shares at a cost of $39 million.

2012 Outlook
The financial forecast for 2012 includes a constant currency sales increase of 3.5% to 6.5%. If foreign currency exchange rates hold near current levels, we anticipate net sales will be impacted negatively by approximately 2% to 3% in the third quarter of 2012 and negatively impacted by approximately 1% to 2% for the full year of 2012. Excluding the impact of acquisitions, sales growth is projected to be 2% to 5% in constant currency over the prior year.
We project 2012 adjusted diluted net earnings per share(1) to grow at double-digit levels over 2011.

1)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

2)	A reconciliation of reported diluted net earnings to adjusted diluted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Wednesday July 18, 2012

As previously announced, the Company will host a conference call for financial analysts at 4:30 p.m., Eastern Time, today to discuss the Company's operating results for the quarter ended June 30, 2012 and provide an operational update.

To participate in the conference call dial 800-299-9630 (domestic) or 617-786-2904 (international) and enter the participant passcode 18548005. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Wednesday, July 18, 2012, until 7:30 p.m. on Wednesday, July 25, 2012. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 43909273.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. We offer a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit

www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Second Quarter			Six Months
	2012	2011	% Change	2012	2011	% Change
Net sales	$2,106	$2,046	2.9	$4,267	$4,061	5.1
Cost of sales	672	713	(5.8)	1,381	1,402	(1.5)
GROSS PROFIT	1,434	1,333	7.6	2,886	2,659	8.5
% of sales	68.1%	65.2%		67.6%	65.5%
Research, development & engineering expenses	116	114	1.8	228	225	1.3
Selling general & administrative expenses	823	786	4.7	1,642	1,551	5.9
Intangibles amortization	31	32	(3.1)	62	59	5.1
Restructuring charges	19	—	—	33	—	—
	989	932	6.1	1,965	1,835	7.1
OPERATING INCOME	445	401	11.0	921	824	11.8
% of sales	21.1%	19.6%		21.6%	20.3%
Other income (expense)	(10)	10	—	(18)	(2)	—
EARNINGS BEFORE INCOME TAXES	435	411	5.8	903	822	9.9
Income Taxes	110	101	8.9	228	205	11.2
NET EARNINGS	$325	$310	4.8	$675	$617	9.4
Net earnings per share
Basic	$0.85	$0.80	6.3	$1.77	$1.59	11.3
Diluted	$0.85	$0.79	7.6	$1.76	$1.57	12.1
Average shares outstanding
Basic	381.0	388.2		381.0	389.1
Diluted	383.3	392.0		383.5	393.1

CONDENSED BALANCE SHEETS

	June	December
	2012	2011
ASSETS
Cash and cash equivalents	$1,393	$905
Marketable securities	2,067	2,513
Accounts receivable (net)	1,368	1,417
Inventories	1,289	1,283
Other current assets	1,081	1,093
TOTAL CURRENT ASSETS	7,198	7,211
Property, plant and equipment (net)	898	888
Goodwill and other intangibles (net)	3,377	3,514
Other assets	789	792
TOTAL ASSETS	$12,262	$12,405
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	1,489	1,828
Other liabilities	1,071	1,143
Long-term debt	1,750	1,751
Shareholders' equity	7,952	7,683
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,262	$12,405
CONDENSED STATEMENTS OF CASH FLOWS

	Second Quarter		Six Months
	2012	2011	2012	2011
OPERATING ACTIVITIES
Net earnings	$325	$310	$675	$617
Depreciation	38	39	77	79
Amortization	83	81	167	156
Restructuring charges	19	—	33	—
Changes in operating assets and liabilities and other, net	(8)	(273)	(460)	(491)
NET CASH PROVIDED BY OPERATING ACTIVITIES	457	157	492	361
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(1)	(323)	(10)	(1,778)
Proceeds from sales of property, plant and equipment	—	6	—	66
Proceeds from sales of (purchases of) marketable securities, net	436	(13)	374	559
Purchases of property, plant and equipment	(51)	(50)	(103)	(105)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	384	(380)	261	(1,258)
FINANCING ACTIVITIES
Borrowings (repayments) of debt, net	(5)	(20)	1	(18)
Dividends paid	(81)	(69)	(162)	(140)
Repurchase and retirement of common stock	(39)	—	(89)	(250)
Other	(23)	68	(26)	(2)
NET CASH USED IN FINANCING ACTIVITIES	(148)	(21)	(276)	(410)
Effect of exchange rate changes on cash and cash equivalents	10	6	11	46
CHANGE IN CASH AND CASH EQUIVALENTS	$703	$(238)	$488	$(1,261)

STRYKER CORPORATION For the Three Month and Six Month Periods Ended June 30, 2012 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Second Quarter				Six Months
			% Change				% Change
	2012	2011	As Reported	Constant Currency	2012	2011	As Reported	Constant Currency
Geographic sales
U.S.	$1,384	$1,285	7.7	7.7	$2,768	$2,564	8.0	8.0
International	722	761	(5.1)	0.3	1,499	1,497	0.1	3.1
NET SALES	$2,106	$2,046	2.9	5.0	$4,267	$4,061	5.1	6.2
Worldwide sales
Reconstructive	$927	$916	1.2	3.5	$1,885	$1,827	3.2	4.4
MedSurg	786	773	1.7	3.3	1,607	1,537	4.6	5.6
Neurotechnology and Spine	393	357	10.1	12.4	775	697	11.2	12.3
NET SALES	$2,106	$2,046	2.9	5.0	$4,267	$4,061	5.1	6.2

SUPPLEMENTAL SALES GROWTH ANALYSIS

	Second Quarter
			% Change
					U.S.	International
	2012	2011	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$308	$312	(1.3)	0.8	5.5	(8.1)	(3.9)
Knees	329	329	—	2.1	5.2	(8.7)	(3.3)
Trauma and Extremities	233	219	6.4	9.3	22.3	(6.5)	(1.0)
TOTAL RECONSTRUCTIVE	927	916	1.2	3.5	9.6	(8.6)	(3.6)
MedSurg
Instruments	314	289	8.7	10.6	13.3	(1.6)	4.4
Endoscopy	264	264	—	1.9	(0.1)	0.6	6.9
Medical	158	180	(12.2)	(11.3)	(13.9)	(4.8)	1.4
TOTAL MEDSURG	786	773	1.7	3.3	2.7	(1.3)	4.9
Neurotechnology and Spine
Spine	181	170	6.5	8.6	11.0	(2.2)	3.1
Neurotechnology	212	187	13.4	15.8	23.0	2.0	7.6
TOTAL NEUROTECHNOLOGY AND SPINE	393	357	10.1	12.4	16.5	0.5	5.9

	Six Months
			% Change
					U.S.	International
	2012	2011	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Hips	$620	$614	1.0	1.9	5.9	(4.1)	(2.1)
Knees	681	664	2.6	3.6	5.0	(2.0)	0.9
Trauma and Extremities	476	442	7.7	9.5	17.4	—	3.2
TOTAL RECONSTRUCTIVE	1,885	1,827	3.2	4.4	8.5	(3.2)	(0.6)
MedSurg
Instruments	628	574	9.4	10.5	12.8	1.7	5.3
Endoscopy	543	532	2.1	3.2	1.0	4.7	8.6
Medical	337	351	(4.0)	(3.3)	(7.8)	12.3	16.6
TOTAL MEDSURG	1,607	1,537	4.6	5.6	4.6	4.6	8.5
Neurotechnology and Spine
Spine	362	331	9.4	10.3	12.8	2.0	4.9
Neurotechnology	413	366	12.8	14.1	19.4	4.8	7.7
TOTAL NEUROTECHNOLOGY AND SPINE	775	697	11.2	12.3	15.9	3.7	6.7

SUPPLEMENTAL INFORMATION - CONDENSED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures, including percentage sales growth in constant currency, adjusted net earnings and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency, adjusted net earnings and adjusted net earnings per diluted share are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments, and for analyzing potential future business trends in connection with our budget process and bases certain annual bonus plans on these non-GAAP financial measures. To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures, adjusted net earnings and adjusted diluted net earnings per share, with the most directly comparable GAAP financial measures, reported net earnings and diluted net earnings per share:
STRYKER CORPORATION For the Three Month and Six Month Periods Ended June 30, 2012 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS

		Second Quarter			Six Months
	Notes	2012	2011	% Change	2012	2011	% Change
NET EARNINGS		$325	$310	4.8	$675	$617	9.4
Acquisition and integration related charges, net of tax	(a)
Inventory "step up" to fair value		1	37	(97.3)	11	73	(84.9)
Acquisition and integration related		4	6	(33.3)	11	16	(31.3)
Restructuring and related charges	(b)	12	—	—	24	—	—
OtisKnee matter	(c)	33	—	—	33	—	—
ADJUSTED NET EARNINGS		$375	$353	6.2	$754	$706	6.8
RECONCILIATION OF DILUTED NET EARNINGS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

		Second Quarter			Six Months
	Notes	2012	2011	% Change	2012	2011	% Change
DILUTED NET EARNINGS PER SHARE		$0.85	$0.79	7.6	$1.76	$1.57	12.1
Acquisition and integration related charges, net of tax	(a)
Inventory "step up" to fair value		—	0.09	(100.0)	0.03	0.19	(84.2)
Acquisition and integration related		0.01	0.02	(50.0)	0.03	0.04	(25.0)
Restructuring and related charges	(b)	0.03	—	—	0.06	—	—
OtisKnee matter	(c)	0.09	—	—	0.09	—	—
ADJUSTED DILUTED NET EARNINGS PER SHARE		$0.98	$0.90	8.9	$1.97	$1.80	9.4

(a)
In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical, Inc., and has incurred certain acquisition and integration related charges.

(b)
In 2011 the Company announced focused workforce reductions and other restructuring activities expected to be completed by December 31, 2012, and has incurred and will continue to incur certain restructuring and related charges.

(c)
In 2011 the Company announced entering into discussions with the DOJ regarding the settlement of the allegations of violations of Federal laws related to sales of the OtisKnee device not cleared by the United States Food and Drug Administration. We recorded a non-tax deductible charge representing our best estimate of the minimum of the range of probable loss to resolve this matter.